EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into as of June 6, 2014 by and between Brainstorm Cell Therapeutics Ltd., a company incorporated under the laws of the State of Israel and maintaining its principal place of business at 12 Bazel St. Petach Tikva, Israel (the “Company”), and Uri Yablonka, Israeli ID 033323965 residing at 5 Toskanini Street, Tel-Aviv Israel, 64076 (the “Employee”).

WHEREAS	The Company is engaged, inter alia, in the research, development, manufacturing and marketing of adult stem cell therapeutics for neurological diseases; and

WHEREAS	The Company desires to engage the Employee as Chief Operating Officer (“COO”) and as a member of the board of directors of the Company and of Brainstorm Cell Therapeutics Inc. (“Brainstorm Inc.” ), and the Employee desires to enter into such employment and represents that he has the requisite skill and knowledge to serve as such; and

WHEREAS	The parties desire to set forth herein the terms and conditions of the Employee's engagement by the Company and Brainstorm Inc., as set forth below;

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.	EMPLOYMENT – GENERAL

1.1.	Employment. Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth herein.

1.2.	The Position. The Employee shall be employed as the COO and in such capacity; he shall be subject to the direction and control of and shall report to the Company’s Board of Directors.

1.3.	Personal Service Contract. The Parties hereto confirm that this is a personal service contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of Company in respect of any of its other employees or contractors. Except as expressly provided in this Agreement, Employee shall not be entitled to any payments or other benefits in respect of his employment upon the termination of his employment with Company.

1.4.	Special Degree of Personal Trust. Employee acknowledges and agrees that from the perspective of the status, responsibility and terms of employment of Employee, he shall be considered amongst those employees whose functions require a special degree of personal trust, and his position is a senior managerial position, and the conditions and circumstances of whose employment do not facilitate the supervision of their work and rest hours as those expressions are defined in the Hours of Work and Rest Law, 5711-1951 and accordingly the restrictions specified in the aforementioned Law and in the Wage Protection Law, 1958 shall not apply to his employment. Employee shall not be entitled to demand or receive, inter alia, payment for overtime, and the amount paid to him as a Salary (as defined below), was calculated based on the above assumptions and therefore includes full compensation for overtime hours.

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2.	EMPLOYEE’S UNDERTAKINGS. Employee hereby undertakes as follows:

2.1.	Carry out of Instructions. To be in charge, under the Company's and/or Brainstorm Inc's CEO, of all the Company's, and Brainstorm Inc's, Human Resources (HR), Investor Relation (IR), Public Relations (PR), as well as to carry out all of the instructions related to his employment in accordance with the instructions of the Company's and Brainstorm Inc’s CEO.

2.2.	Fidelity. To perform the duties and assignments imposed in the scope of his employment with the Company, with devotion, honesty and fidelity and to dedicate to the performance of the said duties all his know-how, qualifications and experience and all the time, diligence and attention required for the performance thereof efficiently, with fidelity and in accordance with the requirements of this Agreement, and to use his best endeavors in order to consolidate Company and Brainstorm Inc. and to advance the affairs and business of Company and Brainstorm Inc. and the realization of their respective objectives.

2.3.	Conflict of Interest. Employee declares that he is not presently involved, and he undertakes not to become involved in the future, for so long as he is an employee of Company, in any obligations towards any third party whatsoever which entail any form of conflict of interest with his employment with Company.

3.	COMPENSATION

3.1.	Salary. In consideration for Employee’s obligations under this Agreement, Company shall pay Employee a monthly gross salary of 31,900 NIS (the “Salary”).

3.2.	Payment. The Salary shall be paid to Employee by no later than the 9th of the calendar month following the calendar month of employment to which the payment relates. As provided in Section 1.4 above, Employee shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits set forth herein, unless expressly specified in this Agreement. Employee acknowledges that the Salary to which he is entitled constitutes due consideration for all of his working hours and days. The Salary, as specified in Section 3.1 hereto, and it alone, shall constitute the sole basis for calculating any of Employee’s rights under any applicable law, and any other benefits provided under this Agreement shall not be deemed as the Salary or any part thereof.

3.3.	Statutory Deductions. Company shall make the required statutory deductions from the Salary and from any other amount paid and/or benefits granted to Employee by Company under this Agreement, including income tax, social security and healthcare tax, and make the appropriate payments on behalf of Employee to the Israeli Tax Authority, to the Institute of National Insurance and any other relevant authority.

3.4.	Additional Benefits. Employee shall be entitled to such additional benefits, as provided in Exhibit A.

3.5.	Expenses. The Company will reimburse Employee for any documented, out-of-pocket expenses from time to time properly incurred by Employee in connection with his employment by Company, provided that any expense in excess of $5,000 shall require the prior approval of the CEO.

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3.6.	Sick Leave and Recuperation Pay. Employee shall be entitled to sick leave and Recuperation Pay (דמי הבראה) as provided by law.

3.7.	Vacation. Employee shall be entitled to an annual vacation of 20 days per year, and such annual vacation shall be increased by 2 days every year up to 24 days per year, and no less than the number of days required by the Annual Vacation Law, 5711-1951 (the “Annual Vacation Law”), and in accordance with the Annual Vacation Law, 5711-1951. Annual vacation may not be accumulated for over 2 years and therefore in the event that Employee accumulates such days and does not make use of the same or redeem their value, the Company shall be entitled to delete or redeem them.

3.8.	Reserve Duty. Employee shall continue to receive the Salary (and Company shall continue to make contributions to the managers insurance policy and the education fund provided for herein) during periods of military reserve duty. Employee hereby assigns and undertakes to pay to Company any amounts received from the National Insurance Institute as compensation for such reserve duty service.

4.	TERM OF AGREEMENT

4.1.	Term. This Agreement shall commence on the date hereof (subject to it being executed on that date by both parties) and shall continue to be in full force and effect unless terminated by either party in accordance with this Agreement.

4.2.	Termination. Employee and the Company shall be entitled to terminate this Agreement by giving the other a prior written notice of 90 days; it being understood that during such period, Employee shall (subject to the needs of the Company determined at the Company’s sole discretion) continue to perform his duties for Company, including the training and initiation of his replacement, and, subject to the performance of such obligations, Company shall make all payments as required hereunder. For the avoidance of doubt it is hereby clarified that in case the Employee resigns for any of the reasons detailed in the Severance Pay Law, 5723-1963 and the regulations promulgated there under, as resignations which are deemed to be dismissals, Employee shall be deemed to have been dismissed by the Company not for "cause".

4.3.	Resignation From Board Of Directors. Upon either party's notice of termination of employment, for any reason, Employee will immediately resign from the board of directors of both the Company and Brainstorm Inc.

4.4.	Termination For Cause. Notwithstanding the foregoing provisions of this Section 4, Company shall be entitled to terminate this Agreement forthwith, and without prior notice, and Employee shall not be entitled to any severance pay or other compensation whatsoever, in any circumstance under which the Employee would not by law and if so ordered by court of law be entitled to such payment. Furthermore, in any of the following events (together with the circumstances described in the previous sentence, “Cause”), if following such event the Employee is nonetheless entitled by law to severance pay, the provisions of Section 4.3 will not apply, and the Company will be entitled to terminate this Agreement with the minimum notice period provided by law: (i) indictment for any felony involving moral turpitude or affecting the Company or Brainstorm Inc.; (ii) any refusal to carry out a directive of the Board of Directors of the Company or Brainstorm Inc., or disregard of a rule or policy of the Company known to the Employee or contained in a policy and procedure manual provided to the Employee, which involves the business of the Company and which was capable of being lawfully performed; (iii) embezzlement of funds of the Company or Brainstorm Inc. or other breach of fiduciary duty towards the Company or Brainstorm Inc.; (iv) ownership, direct or indirect, of an interest in a person or entity in competition with the Company or Brainstorm Inc., without the prior written permission of the Board of Directors of the Company and Brainstorm Inc.; and (v) disposition of Company’s or Brainstorm Inc.'s confidential information contrary to the provisions of the law or this Agreement; (vi) willful disloyalty and/or deliberate dishonesty; (vii) material breach of any of the terms of this Agreement.

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4.5.	Should the termination of the employment of the Employee be made by the Company not for "cause", the Employee shall be entitled to continue to receive the Salary including all social benefits, the car and the cell phone following the Notice Period equal to 1 month multiplied by the number of full years of employment by the Company but in any event up to 3 months.

5.	PROPRIETARY INFORMATION

5.1.	Proprietary Information. The Employee acknowledges and agrees that the business of the Company and Brainstorm Inc. and their respective affiliates is highly competitive and that in the course of his employment with the Company and Brainstorm Inc., he will have access to confidential and proprietary information concerning the business and financial activities of the Company, Brainstorm Inc. and their respective affiliates and information and technology regarding the Company, Brainstorm Inc. and their respective affiliates’ product research and development, including, without limitation, the Company, Brainstorm Inc.’s and their respective affiliates’ patents, trade marks, trade secrets, patent, copyright, mask work, design, and other intellectual property rights throughout the world, banking information, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral, computer generated, or otherwise shall be deemed to be and referred to as “Proprietary Information”.

Proprietary Information shall be deemed to include any and all preparatory information disclosed by or on behalf of the Company or Brainstorm Inc. and irrespective of form, but excluding information that (i) was known to the Employee prior to his association with the Company and can be so proven by documentary evidence, (ii) shall have appeared in any printed publication or patent but only to the extent appeared therein or shall have become a part of the public knowledge, except as a result of a breach of this Agreement or any other obligation to the Company or Brainstorm Inc. by the Employee or any other employee or third party or the breach of the undertakings of the Company or Brainstorm Inc. towards any third party or (iii) is legally required by any administrative or governmental agency to be disclosed, provided that any such disclosure shall be made only to the extent required to fulfill Employee’s legal obligations, and provided further that the Employee immediately notifies the Company or Brainstorm Inc. of such obligation or requirement, prior to making any disclosure, to enable the Company or Brainstorm Inc. to contest the requirement thereof.

5.2.	Nondisclosure. Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and/or Brainstorm Inc. and their respective assignees at all times. Both during his engagement by the Company and/or Brainstorm Inc. and indefinitely after its termination Employee will keep in confidence and trust all Proprietary Information and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company or Brainstorm Inc., except as may be necessary in the ordinary course of performing the Employee’s duties hereunder and in the best interests of the Company and Brainstorm Inc.

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5.3.	Return of Materials. Employee agrees that on or before the termination of his employment with the Company or Brainstorm Inc. he will return to the Company and Brainstorm Inc. all Company and Brainstorm Inc. property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company and Brainstorm Inc. customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by Employee that is or was related to his employment with the Company or Brainstorm Inc. (“Company Property”). Employee agrees that in the event that he discovers any other Company Property in his possession after the termination of his employment with the Company he will immediately return such materials to the Company and Brainstorm Inc.

5.4.	Third Party Information. Employee recognizes that the Company and Brainstorm Inc. received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s or Brainstorm Inc.’s part to maintain the confidentiality of such information and to use it only for certain limited purposes at all times. Both during his employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust. He will not disclose any of such information without the prior written consent of the Company or Brainstorm Inc., except as may be necessary to perform his duties as an employee of the Company or Brainstorm Inc. and consistent with the Company’s or Brainstorm Inc.’s agreement with such third party. Upon termination of his employment with the Company or Brainstorm Inc., Employee shall act with respect to such information as set forth in Section 5.3, mutatis mutandis.

5.5.	Survival. The Employee’s undertakings in this Section 5 shall remain in full force and effect after termination of this Agreement.

6.	ACKNOWLEDGEMENT OF OWNERSHIP; ASSIGNMENT OF INVENTIONS.

6.1.	Disclosure of Inventions. Employee will promptly disclose in writing to the Company all Inventions, made or discovered or conceived or reduced to practice or developed by him, either alone or jointly with others, during the term of his employment. Employee will also disclose to the Company all Inventions made, discovered, conceived, reduced to practice, or developed by him within three (3) months after the termination of his employment with the Company which resulted, in whole or in part, from his prior employment by the Company. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to this Agreement.

6.2.	Assignment of Inventions. Subject to Section 6.4, Employee hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all his right, title and interest in and to any and all Inventions whether or not patentable or registrable under copyright or other statutes, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the period of his employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

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6.3.	Nonassignable Inventions. Notwithstanding, this Agreement will not be deemed to require assignment of any invention which was developed entirely on Employee's own time without using the Company's equipment, supplies, facilities, or Proprietary Information and which is not related to the Company's actual business, research or development.

6.4.	Government or Third Party. Employee also agrees to assign all his right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

6.5.	Works Made for Hire. Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are the sole property of the Company pursuant to applicable copyright law.

6.6.	Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

6.7.	Enforcement of Proprietary Rights. Employee will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Employee's obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of his employment, but the Company shall compensate Employee at a reasonable rate after his termination for the time actually spent by him at the Company's request on such assistance.

6.8.	Service Inventions. For the removal of any doubt, all the above will also apply to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”), it being clarified that under no circumstances will Employee be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

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6.9.	Royalties. Employee acknowledges and agrees that he will not be entitled to royalties, consideration or other payments with regard to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual property rights, and do hereby explicitly, irrevocably and unconditionally waives the right (if exists) to receive any such additional royalties, consideration or other payments. Without derogating from the aforesaid, it is hereby clarified that the level of Employee's compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payments, and that Employee's compensation as an employee of the Company includes full and final compensation and consideration to which he may be entitled under law with respect to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above.

6.10.	Records. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all of the Company's Proprietary Information developed by him and all of the Company's Inventions made by him during the period of his employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

7.	NON - COMPETITION

7.1.	Non-Competition. The Employee agrees and undertakes that he will not, so long as he is employed by the Company or Brainstorm Inc. and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving either (i) products which compete, directly or indirectly, with the business of the Company or its subsidiaries and/or affiliates, products produced or proposed to be produced by the Company or its subsidiaries or affiliates or (ii) information, processes, technology or equipment that competes with information, processes, technology or equipment in which the Company or its subsidiaries or affiliates has a proprietary interest, or that competes with products or services offered by the Company, its affiliates and/or subsidiaries; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not exceeding at any one time, one percent (1%) of any class of stock or securities of such company, so long as Employee has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

7.2.	Non-Solicitation. The Employee agrees and undertakes that during the term of his employment with the Company or Brainstorm Inc. and for a period of eighteen (18) months thereafter, the Employee will not directly or indirectly including personally or in any business in which it is an officer, director, joint venturer, partner or shareholder, or otherwise:

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(i)	Solicit, entice, canvass or approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Company or Brainstorm Inc. or their affiliates or subsidiaries or provided services to the Company or Brainstorm Inc. or their affiliates or subsidiaries as a vendor or supplier at any time during the eighteen (18) months immediately prior to the termination of the Employee’s employment (i) for the purpose of offering services or products which directly compete with the business of the Company or Brainstorm Inc. (or their subsidiaries or affiliates) or their Proprietary Information, (ii) for the purpose of interfering with the Company’s or Brainstorm Inc.'s relationship with such entity or person, or (iii) to cease doing business with Company or Brainstorm Inc. (or their subsidiaries or affiliates), reduce its relationship with Company or Brainstorm Inc. (or their subsidiaries or affiliates) or refrain from establishing or expanding a relationship with Company or Brainstorm Inc. (or their subsidiaries or affiliates) or in any other way interfere with the Company’s or Brainstorm Inc.'s (or their subsidiaries’ or affiliates') relationships with its customers, vendors or suppliers; or

(ii)	Employ, solicit or entice away or endeavor to solicit or entice away from the Company or its parent or subsidiaries any person employed by the Company or its parent or subsidiaries any time during the eighteen (18) months immediately prior to the termination of the Employee’s employment with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

7.3.	Severability. If any one or more of the terms contained in this Section 7 shall, for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

8.	MISCELLANEOUS

8.1.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel without reference to conflicts of law principles and sole jurisdiction shall be granted to the competent courts in Tel-Aviv, Israel.

8.2.	Assignments. Employee may not assign or transfer any right, claim or obligation provided herein. The Company may assign or transfer any right, claim or obligation provided herein, provided that any right of the Employee under this Agreement shall not be diminished.

8.3.	Notices. The addresses of the parties for the purposes of this Agreement shall be as specified in the preamble hereto and/or any other address as notified by either party to the other from time to time. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by the notifying party to the other party via fax, e-mail, registered mail or personal delivery service. Notices shall be deemed effective 72 business hours after sending same by registered mail, postage prepaid, to the other party at the address noted above, 24 business hours after their authenticated transmission via fax, or e-mail and immediately upon their personal delivery by courier or other personal delivery service.

8.4.	Construction. Words in the masculine gender shall include the feminine and vice versa.

8.5.	Entire Agreement. This Agreement constitutes an integrated, written contract, expressing the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements or understandings, whether oral or written.

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8.6.	Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by the parties.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written:

/s/ Chaim Lebovits	/s/ Uri Yablonka

BRAINSTORM CELL THERAPEUTICS LTD.	Uri Yablonka

By:

Name: Chaim Lebovits

Title: President

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Exhibit A

1.	Pension Insurance. The Company shall contribute funds on behalf of the Employee to a Managers Insurance Fund or a Pension Fund in the name of the Employee (“Fund”) and disability insurance for loss of ability to work (“Disability Insurance”) as specified below.

1.1 The Company shall allocate to the Fund five percent (5%) in case of a Managers Insurance or six percent (6%) in case of a Pension Fund, of each monthly Salary for pension compensation and eight and a third percent (8.33%) of each monthly Salary to severance compensation. Moreover, only in case the Employee will choose a Managers Insurance (and not a Pension Fund) the Company will allocate for the purpose of the Disability Insurance a maximum premium of 2.5% of Employee’s monthly Salary, as provided by the general approval of the Minister of Labor and Social Welfare regarding payments by employers to a pension fund and insurance fund in lieu of severance pay. The Company shall deduct from Employee’s monthly Salary an aggregated amount equal to five percent (5%) in case of a Managers Insurance or five and a half percent (5.5%) in case of a Pension Fund, of Employee’s monthly Salary for the Fund.

1.2 The Employee hereby agrees and acknowledges that all of the payments that the Company shall make to the abovementioned manager’s insurance policy shall be instead of any severance pay to which the Employee or Employee’s successors shall be entitled to receive from the Company with respect to the salary from which these payments were made and the period during which they were made, in accordance with Section 14 of the Severance Pay Law 5723-1963 (the “Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, attached hereto as Exhibit B. The Company hereby waives in advance any claim it has or may have to be refunded any of the payments made to the manager’s insurance policy, unless (1) the Employee’s right to severance pay is invalidated by a court ruling on the basis of Sections 16 or 17 of the Law (and in such case only to the extent it is invalidated), or (2) the Employee withdrew funds from the manager’s insurance policy for reasons other than an “Entitling Event”. An “Entitling Event” means death, disability or retirement at the age of 60 or more.

2.	Education Fund. The Company shall pay a sum as high as the recognized deductible cap by the tax authorities, but in any event no more than 7.5% of the Salary and shall deduct 2.5% from the Salary to be paid on behalf of Employee toward an education fund. Use of these funds shall be in accordance with the by-laws of the fund. The Employee hereby grants his consent to such a deduction provided in this section herein.

3.	Unless the Company terminates this Agreement for “Cause” (as defined in Section 4.4 of this Agreement), the amounts deposited in the Manager’s Insurance and Education Fund pursuant to Sections 1 and 2 above shall be automatically released to the Employee upon termination of this Agreement, provided that Employee fulfills his obligations pursuant to Section 4.2 and 4.3 of the Agreement by law (training and initiation of his replacement etc.).

4.	Options. On the date of this Agreement (the "Grant Date"), the Employee shall be granted a stock option under BrainStorm Inc.’s Amended and Restated 2004 Global Share Option Plan (the “Plan”) for the purchase of up to 500,000 shares of Common Stock of BrainStorm Inc. (subject to adjustment as shall be described in a separate stock option agreement and pursuant to the Plan), which stock option shall vest and become exercisable immediately.

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4.1	Exercise Price: The exercise price of the stock option granted on the date hereof and shall be $0.18 per share.

4.2	Employee shall be granted a stock option under the Plan (or the applicable successor option plan) for the purchase of up to 200,000 shares of Common Stock (subject to appropriate adjustment in the case of stock splits, reverse stock splits and the like) of BrainStorm Inc. (the "Additional Options" and each an Additional Option”) on the first business day after each annual meeting of stockholders (or special meeting in lieu thereof) of Brainstorm Inc., beginning with the 2014 annual meeting, and provided that the Employee remains an employee of the Company on each such date. The exercise price per share of the Common Stock subject to each Additional Option shall be equal to $0.05 (subject to appropriate adjustment in the case of stock splits, reverse stock splits and the like, or changes to the “Israeli Annual Option Award” under the Brainstorm Inc. Director Compensation Plan as amended from time to time). Each Additional Option will vest and become exercisable (“vest”) on each monthly anniversary date as to 1/12th the number of shares subject to the option over a period of twelve months from the date of grant such that each Additional Option will be fully vested and exercisable on the first anniversary of the date of grant, provided that the recipient remains an employee of the Company on each such vesting date.

4.3	Exercise Period: 10 years from grant date (with respect to the stock option granted on the Grant Date and with respect to the Additional Options), provided that the Employee continues to be employed by the Company. Upon termination of the Employment for any reason, the Employee shall be entitled to exercise the stock in accordance with the terms and conditions of Section 8 of the Plan, or the corresponding section of any successor plan.

4.4	[RESERVED].

5.	Cellular Phone. The Company shall provide the Employee, at the Company's sole cost and expense, a cellular phone, according to company practice. All taxes with respect to the cellular phone shall be borne by the Company.
6.	Company car The Company shall purchase or lease for the Employee an automatic car to be used according to Company’s policy. All taxes with respect to the purchase or lease of the car shall be borne by the Company.
7.	Yearly review. Bonuses, milestones and salary shall be considered by the Board of Directors of Brainstorm Inc. annually, based on the Company meeting its objectives during such year and the contribution of the Employee.

/s/ Chaim Lebovits	/s/ Uri Yablonka

BRAINSTORM CELL THERAPEUTICS LTD.	Uri Yablonka

By:
Name: Chaim Lebovits
Title: President
Date: June 6, 2014	Date: June 6, 2014

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Exhibit B

General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

/s/ Chaim Lebovits	/s/ Uri Yablonka

BRAINSTORM CELL THERAPEUTICS LTD.	Uri Yablonka

By:
Name: Chaim Lebovits
Title: President
Date: June 6, 2014	Date: June 6, 2014

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